Exhibit 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is effective as of June 17, 2010 by and among SMARTDATA CORPORATION, a Nevada corporation (“SmartData”), Burkeley J. Priest and The Munson Family Limited Partnership (each, individually, a “Principal SmartData Stockholder,” and together, collectively, the “Principal SmartData Stockholders”) and SURE STORAGE USA, INC., a Nevada corporation (“Sure Storage”). Capitalized terms used in this Agreement and that are not otherwise defined in this Agreement will have the definitions given to them in the Agreement and Plan of Merger (as defined in Recital A below).

RECITALS

A.           SmartData, the Principal SmartData Stockholders and Sure Storage are parties to that certain Agreement and Plan of Merger effective as of February 22, 2010 (the “Agreement and Plan of Merger”) pursuant to which and in accordance with its terms, among other things, at the Effective Time, Sure Storage would be merged with and into SmartData (the “Merger”), the separate corporate existence of Sure Storage would cease, and SmartData would continue as the surviving corporation of the Merger.

B.           Section 1.1(c) of the Agreement and Plan of Merger provides that the closing of the transactions contemplated by the Agreement and Plan of Merger (the “Closing”) would take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in ARTICLE VI of the Agreement and Plan of Merger but no later than March 31, 2010 (the “Closing Date”); provided, however, that, in the event that SmartData by March 31, 2010 for any reason whatsoever had not obtained approval of the Agreement and Plan of Merger and the transactions contemplated thereby, including the Merger, by the holders of at least a majority of then-outstanding shares of SmartData Common Stock (“SmartData Stockholder Approval”), then the “Closing Date” would be extended and be deemed and interpreted throughout the Agreement and Plan of Merger for all purposes to mean five (5) days after such SmartData Stockholder Approval had been received.

C.           As of the date of this Agreement, SmartData Stockholder Approval of the Agreement and Plan of Merger and the transactions contemplated thereby, including the Merger, has not been obtained. Accordingly, up to the date of this Agreement, the “Closing Date” has been extended pursuant to Section 1.1(c) of the Agreement and Plan of Merger as described in Recital B above.

D.           Section 7.1(a) of the Agreement and Plan of Merger provides that, notwithstanding an extension of the “Closing Date” pursuant to Section 1.1(c) of the Agreement and Plan of Merger as described in Recital B above, the Agreement and Plan of Merger may be terminated at any time before the Closing by the mutual consent in writing of SmartData and Sure Storage.

E.           SmartData, the Principal SmartData Stockholders and Sure Storage desire and intend to terminate the Agreement and Plan of Merger by executing and delivering this Agreement. SmartData’s and Sure Storage’s execution and delivery of this Agreement is intended to constitute their mutual consent in writing to the termination of the Agreement and Plan of Merger in accordance with Section 7.1(a) of the Agreement and Plan of Merger as described in Recital D above.

AGREEMENT

NOW, THEREFORE, in accordance with the recitals set forth above and AS CONSIDERATION for the representations, warranties, covenants and agreements set forth in this Agreement, as well as for other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.           Recitals an integral part of agreement. The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this agreement and are incorporated in this Agreement by reference.

2.           Termination of Agreement and Plan of Merger. Effective upon the mutual execution and delivery of this Agreement by SmartData, the Principal Smartdata Stockholders and Sure Storage, (a) the Agreement and Plan of Merger is terminated, (b) all of the transactions contemplated by the Agreement and Plan of Merger, including the Merger, are of no further force or effect and will not be effected, and (c) except as otherwise provided in Section 3 of this Agreement, all further obligations of the parties under the Agreement and Plan of Merger are terminated without further liability of any part thereto to any other party thereto. With regarding to the preceding clause (c), SmartData, the Principal Stockholders and Sure Storage hereby expressly waive any and all rights that any of them otherwise would have under both (i) the proviso contained in the first sentence of Section 7.2 of the Agreement and Plan of Merger, which states:  “provided, however, that [upon termination of the agreement and plan of merger] each party shall remain liable for all breaches of or inaccuracies in such party’s covenants, agreements, representations and warranties [under the Agreement and Plan of Merger] that occurred before the termination of [the Agreement and Plan of Merger]” and the last sentence of Section 7.2 of the Agreement and Plan of Merger, which states: “a termination [of the Agreement and Plan of Merger] under Section 7.1 will not relieve any party of any liability for a breach of, or for any misrepresentation under, [the Agreement and Plan of Merger], or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.”

3.           Survival of certain provisions. Notwithstanding any of the express terms or provisions of Section 2 of this Agreement (which in all events will be subject and subordinate to the express terms and provisions of this Section 3), in accordance with the second sentence of Section 7.2 of the Agreement and Plan of Merger (which sentence will survive and remain in full force and effect following the termination of the Agreement and Plan of Merger effected by this Agreement), the obligations of the parties to the Agreement and Plan of Merger contained in Sections 9.3 (confidentiality), 9.4 (expenses), 9.16 (governing law) and 9.18 (arbitration) will survive the termination the Agreement and Plan of Merger effected by this agreement and will remain in full force and effect.

4.           Miscellaneous.

(a)           The provisions of this Agreement shall be binding on and extend to and inure to the benefit of the partners, employees, successors, assigns, heirs, executors and administrators of each of the parties hereto, including, without limitation, all partnerships, corporations, limited liability companies or other entities in which any of them has a controlling interest or position, and also shall be binding on their agents, servants, representatives, attorneys and persons acting for them or on their behalf.

(b)           This Agreement may be used by any one or more of the parties hereto as a full and complete defense to, and the parties hereby consent that this Agreement may be used as the basis for an injunction against, any action, suit or other proceeding based on any claim that otherwise could have arisen under any term or provision of the Agreement and Plan of Merger other than those subject to Section 3 of this Agreement.

(c)           If any dispute arises between the parties hereto with respect to the matters covered by this Agreement that leads to a proceeding to resolve such dispute, then the prevailing party in such proceeding shall be entitled to receive from the other party such prevailing party’s reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding in addition to any other relief that may be awarded to such prevailing party.

(d)           This Agreement may be executed in counterparts, and, if so executed, each such counterpart shall have the same force and full effect of an original.

(e)           If any term or provision of this Agreement is determined to be invalid or unenforceable, then the remaining terms and provisions of this Agreement shall not be affected thereby and shall remain in full force and effect to the maximum extent permitted by law.

(f)           All of the agreements, representations, warranties and obligations of the parties set forth in this Agreement shall survive the execution of this Agreement.

(g)           This Agreement shall be governed by and construed under the laws of the State of Nevada as applied to agreements among Nevada residents entered into and to be performed entirely within Nevada and without regard to Nevada’s conflicts-of-law rules.

(h)           The parties hereto shall bear their own respective costs, attorneys’ fees and other fees incurred in connection with this Agreement.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

“SmartData”: SMARTDATA CORPORATION, a Nevada corporation

By: /s/ Burkeley J. Priest Name: Burkeley J. Priest Its: Chief Executive Officer

“Principal SmartData Stockholders”: /s/ Burkeley J. Priest Burkeley J. Priest The Munson Family Limited Partnership, a Nevada limited partnership By: /s/ Gerald H. Rice Gerald H. Rice, General Partner

“Sure Storage”: SURE STORAGE USA, INC., a Nevada corporation

By: /s/ Michael D. Roberts Name: Michael D. Roberts Its: President and CEO

[SIGNATURE PAGE TO TERMINATION AGREEMENT]